HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)

AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman,           Kerry Thalheim
 Chief Executive Officer &              675 Third Avenue
 President (201) 236-2631               New York, NY  10017
Joseph Hurley, Chief Financial          (212) 661-8030
 Officer & Executive Vice President
(201) 236-6141

FOR IMMEDIATE RELEASE

August 28, 1997


                     HUBCO, INC. AND SECURITY NATIONAL BANK
                       SIGN A DEFINITIVE MERGER AGREEMENT


Mahwah, New Jersey, August 28, 1997 - HUBCO, Inc. (NASDAQ:HUBC) and Security National Bank & Trust Company of New Jersey (OTC) today announced the signing of a definitive agreement to merge Security National into Hudson United Bank, HUBCO's New Jersey banking subsidiary. In the merger, shareholders of Security National will receive $34.00 in cash for each share of Security National common stock. The $34.00 value is equal to 1.4 times Security National's book value and 36 times Security National's 1996 earnings per share, and represents a 4.7% premium on deposits. Security National is an $86 million asset bank and trust company headquartered in Newark, New Jersey with branches in Nutley and Kearney, New Jersey.

In connection with the transaction Security National has issued an option to HUBCO which, based on certain events, could result in the issuance of 30,318 Security National common shares to HUBCO. The transaction will be accounted for by HUBCO as a purchase.

HUBCO recently announced a definitive agreement to merge The Bank of Southington (AMEX:BSO) into Lafayette American Bank, HUBCO's Connecticut banking subsidiary. Following consummation of the Security National merger, Hudson United Bank will have assets of approximately $1.7 billion and 60 banking offices. Upon consummation of the Southington merger, Lafayette American will have approximately $1.4 billion in assets and 30 banking offices .

Kenneth T. Neilson, HUBCO's Chairman, President and CEO commented "We are pleased that Security National Bank has chosen to join HUBCO. Hudson United Bank will bring new products and services to Security National's customers, while the addition of Security National to Hudson United Bank will expand our presence in Essex County, New Jersey and help us continue to increase revenues and achieve efficiencies."

John J. Fedigan, Security National's Chairman, said "Our alliance with HUBCO will serve the interests of Security National's customers and the communities it serves. We are pleased to be joining a dynamic, growing banking institution."

Simultaneously with execution of the merger agreement between Hudson United Bank and Security National, HUBCO and an acquisition subsidiary entered into a parallel merger agreement with Fiduciary Investment Company of New Jersey, a closely-held corporation which owns approximately 79% of the outstanding shares of Security National Bank. Consummation of both mergers are subject to approval by federal and New Jersey bank regulatory authorities and approval by the shareholders of Security National Bank and Fiduciary Investment Company, as well as other customary conditions.

HUBCO, Inc. offers a full array of innovative products and services for the retail and commercial market including imaged checking accounts, 24 hour telephone banking, loans by phone, international services, alternative investments, insurance products, trust services and a wide variety of deposit and loan products.
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